Exhibit 10.26

TO: Timothy J. Beaudin

FROM: Nelson C. Rising

DATE: December 30, 2003

SUBJECT: Amended Memorandum of Understanding regarding Employment

This Amended Memorandum of Understanding (“Memorandum”) sets forth the terms of your employment with Catellus Operating Limited Partnership or any affiliate (the “Company”), effective December 30, 2003 (the “Effective Date”). As you know, you were informed earlier this year that your position is being eliminated in the Company’s restructuring efforts to operate more efficiently, consistent with a focus on new development of industrial product. The Company has asked you to make a commitment to continue to work on the REIT transition and other special projects through March 31, 2005.

Under your current Memorandum of Understanding (the “Prior MOU”), you have certain rights to payments, benefits and stock option vesting in the event your employment terminates for various different reasons, including but not limited to, if the restructuring were deemed to provide you with the right to resign for “Good Reason.” To encourage you to (1) stay through the transition period during which you might forego other employment opportunities, and (2) not pursue a resignation for “Good Reason” under the Prior MOU, the Company has agreed to enter into this Memorandum. This Memorandum provides you with many of the same benefits as under your Prior MOU, and is intended in part to assure you that you do not jeopardize benefits to which you may have already been entitled if you could have resigned for “Good Reason.” This Memorandum has also been written such that a reduction in position, authority or responsibility is no longer included in the definition of a resignation for “Good Reason.”

This Memorandum supersedes, in their entirety, all previous agreements and understandings concerning your employment except the Indemnity Agreement referenced in Section 8 below and any stock option agreements you have with the Company; provided, however, that the provisions of this Memorandum regarding vesting of stock options (or any restricted shares or restricted stock units) in the event of termination of your employment shall supersede such provisions of your stock option and restricted stock award agreements. As of the Effective Date, the following provisions shall govern your employment with the Company or a subsidiary, and your Prior Memorandum of Understanding Regarding Employment (dated February 7, 2001) and First Amendment to Memorandum of Understanding Regarding Employment (dated July 3, 2003) between you and Catellus Development Corporation shall both terminate and be of no further force or effect:

1.	Title; Responsibilities and Duties.

(a) From the Effective Date hereof through March 31, 2005, you agree to remain a full-time, regular employee of the Company with the title of Executive Vice President, and you shall be expected to handle such responsibilities and perform such duties as I shall assign from time to time which reasonably relate to a management position, the REIT transition or the Company’s restructuring efforts.

(b) Unless your employment is terminated earlier by you or the Company, this Memorandum and your employment with the Company shall terminate automatically and without notice on March 31, 2005.

(c) From the Effective Date hereof, and thereafter, you agree that you are not authorized or eligible to execute or enter into any agreement or otherwise bind the Company, or any subsidiary or affiliate of the Company, regarding any legal obligation, contract, commitment, proposal, memorandum of understanding, or any other written or oral agreement creating liability or any payment obligations for the Company or any subsidiary or affiliate.

(d) The Company acknowledges and agrees that, while employed by the Company, you shall be entitled to seek other employment to commence upon the termination of your employment with the Company, subject to the following restrictions:

(i) you shall be personally responsible for all expenses associated with your attempts to seek other employment,

(ii) such activities shall not adversely affect your ability to fulfill your duties and responsibilities to the Company, and

(iii) you shall not at any time use or disclose any Company, or any of its affiliates’, confidential or proprietary information.

2. At-Will Employment. You acknowledge and agree that your employment is at-will and that either the Company or you, at any time, with or without cause, may terminate the employment relationship, including all compensation and benefits. However, should your employment terminate, Section 10 below shall apply.

3. Salary. You shall be paid at the annualized salary rate of $463,500, which amount shall remain fixed through the date your employment ceases. Your salary shall be payable in accordance with the Company’s normal payroll practices and subject to all applicable tax withholding requirements. Your salary shall be referred to as your “Base Salary.”

4. Bonuses.

4.1 Annual Bonuses.

(a) You are eligible to receive an annual maximum cash bonus for the calendar year 2003 of up to two hundred percent (200%) of your Base Salary, subject to satisfaction of target performance criteria determined by the Company. You are eligible to receive an annual maximum cash bonus for the calendar year 2004 of up to one hundred fifty percent (150%) of your Base Salary, subject to final determination by the Compensation Committee of the bonus percentage amount for similarly situated senior executives. The performance criteria for 2004 shall be determined by the Company no later than March 31, 2004, consistent with other similarly situated senior executives and subject to approval by the Compensation Committee. Such annual bonuses shall be paid as soon as practicable after the date bonuses for senior executives are determined by the Compensation Committee, but no later than March 31 of the year following the bonus year, and are subject to all applicable tax withholding requirements. You must be employed through December 31 of the applicable bonus year to be eligible for a 2003 or 2004 bonus, provided however, if you are terminated by the Company without Cause, your employment ceases due to death or Disability, or you resign for Good Reason, you or your estate shall remain eligible for an annual bonus on a pro rata basis based upon actual time worked in that calendar year. You agree that you have been fully paid any bonuses due for the calendar years 2002 or earlier.

(b) You shall be eligible for a 2005 annual bonus of up to one hundred fifty percent (150%) of your Base Salary, subject to final determination by the Compensation Committee of the bonus percentage amount for similarly situated senior executives, calculated on a pro rata basis. You must be employed through March 31, 2005 to be eligible for the 2005 pro rata annual bonus, provided however, if you are terminated by the Company without Cause, your employment ceases due to death or Disability, or you resign for Good Reason, you or your estate shall remain eligible for a 2005 bonus on a pro rata basis based upon actual time worked in 2005. The performance criteria for your 2005 bonus shall be determined by the Company, subject to approval by the Compensation Committee. The 2005 bonus, less applicable withholdings and deductions, shall be paid no later than April 30, 2005.

4.2 Transition Incentive Bonus. You are eligible to receive a transition incentive bonus conditional upon satisfaction of performance criteria related to the disposal of specific assets, completion of certain projects and reduction of contingent liabilities. The performance criteria and potential transition incentive bonus shall be determined by the Company on a basis no less favorably than other similarly situated senior executives.

4.3 Special Bonus. Provided that you are not terminated for Cause and do not resign without Good Reason prior to April 6, 2004, you or your estate shall receive a special bonus in an amount equal to $166,667. Such bonus shall be paid on April 6, 2004, and shall be subject to appropriate withholdings and deductions. You acknowledge and agree that any special bonus paid pursuant to this paragraph will not be taken into account for purposes of determining benefits under Section 6 below, and will not be taken into account as “salary,” “compensation,” “bonus,” or any similar term in determining the amount of any payment under any pension, retirement, or profit-sharing plan of the Company or any life insurance, disability, or other benefit plan of the Company, or in the calculation of Average Salary and Bonus, except as otherwise specifically provided in the applicable plan document (including a specific statement that the special bonus will be taken into account in determining the amount of any payment notwithstanding this Memorandum).

5. Stock Options and Other Stock-Based Awards. From the effective date hereof and notwithstanding any vesting requirements otherwise applicable to your stock options, or any restricted shares or restricted stock units:

(a) if you remain employed under this Memorandum until March 31, 2005, or if prior to March 31, 2005, the Company terminates your employment for any reason with or without Cause, your employment ceases due to death or disability, or you resign for Good Reason, the Company agrees that any and all stock options, restricted shares, or restricted stock units held by you at the time your employment with the Company terminates shall become fully vested immediately upon your Date of Termination; or

(b) if you resign from your employment without Good Reason prior to March 31, 2005, there shall be no vesting as of that date or thereafter of any unvested stock options, restricted shares, or restricted stock units.

6. Benefits. You shall be entitled to receive paid vacation, medical coverage, disability income replacement coverage, and other employee benefits, all to the same extent that the Company provides these benefits to the Company’s other similarly-situated senior executives, which shall not be less than those provided by the Company to its senior management employees. Effective as of your Date of Termination, your rights regarding continuation of any group or individual health insurance coverage shall be governed by COBRA (or Cal-COBRA or other statute if applicable). The COBRA premium shall be the same amount charged to other employees who have left their employment with the Company and elected COBRA continuation health coverage. From your Date of Termination through the date COBRA benefits expire, you shall be responsible for paying only that portion of the COBRA premium which is equal to the employee premium rate for active employees of the Company, with the Company paying the remaining portion of the COBRA premium.

7. Expenses. You shall be entitled to reimbursement for reasonable and properly documented expenses you incur in the conduct of the Company’s business, including a monthly automobile allowance in accordance with the Company’s Automobile Allowance Policy as well as payment or reimbursement for cellular phone expenses. Such reimbursable expenses shall be deemed to include dues (but not initiation fees) for a country club, an athletic club, and a luncheon club.

8. Indemnity. Pursuant to an Indemnity Agreement, by and between Catellus Development Corporation and you dated January 1, 2001, the Company shall indemnify you, and the Company shall maintain in full force and effect directors’ and officers’ liability insurance for you in reasonable amounts from established and reputable insurers. To the same extent, the Company shall pay and advance all expenses, including, without limitation, attorneys’ fees, disbursements and retainers, accounting and witness fees, travel and deposition costs, expenses of investigations, judicial or administrative proceedings and appeals, amounts paid in settlement by you or on your behalf, actually incurred by you in connection with any threatened, pending or completed claim, action, suit or proceeding, formal or informal, whether brought before or after the date of this Memorandum, whether brought in the right of the Company or otherwise and whether of a civil, criminal, administrative or investigative nature, by reason of the fact that you were a director, officer, employee or agent of the Company or were serving at the Company’s request as a director, officer, employee, or agent of another corporation, limited liability company, partnership, joint venture, trust, or other enterprise.

9. Employee Handbook; Confidential Information. As a condition of employment, you acknowledge that you have reviewed the Company’s current Employee Handbook, executed the Handbook’s Receipt and Acknowledgment (which is the last page of the Handbook), and returned such Receipt and Acknowledgment and a completed W4 form to Jaime Gertmenian. You agree that during the term of your employment and thereafter for a period of three years, you shall abide by the confidentiality provisions of the current Employee Handbook.

10. Termination of Employment. For definitions of capitalized terms used in this Section 10, see Appendix A attached to this Memorandum which is hereby incorporated by reference.

10.1 Right to Terminate. The Company or you may terminate your employment hereunder at any time by giving the other party prior written notice; provided, that upon your death or March 31, 2005, your employment hereunder shall terminate automatically.

Immediately upon the termination of your employment hereunder for any reason, you shall return promptly to the Company any property, equipment, or documents in your possession which you have received as a result of your employment, provided however, you shall be allowed to keep the laptop and related equipment, cell phone, and any other electronic device (i.e., palm pilot or blackberry device) which you possessed as of your last day of employment. You will not acquire any new or replacement equipment, phone or electronic device after the date this Memorandum is signed without prior written approval from Nelson Rising.

10.2 Benefits upon Termination.

(a) Basic Payments upon Termination. If your employment terminates for any reason, the Company shall pay you your unpaid Base Salary for the period through the Date of Termination and your unpaid salary with respect to any vacation days accrued but not taken as of the Date of Termination (based upon your Base Salary in effect at that time). You shall also be entitled to other payments or benefits to the extent provided in the Company’s employee benefit plans or arrangements.

(b) Termination on March 31, 2005. If your employment terminates on March 31, 2005 (or you and the Company mutually agree to continue your employment after March 31, 2005), then in addition to the amounts payable under Section 10.2(a), you shall be entitled to the following:

(i) on April 15, 2005, the Company shall pay you a lump sum amount equal to two (2) times your Average Salary and Bonus (as calculated under Section 10.2(g)),

(ii) no later than March 31, 2005, the Company shall pay you your 2004 annual bonus,

(iii) no later than April 30, 2005, the Company shall pay you your 2005 pro rata annual bonus,

(iv) the Company shall pay you all amounts owed under the Executive Deferred Compensation Plan and any other deferred compensation program now or hereafter established by the Company in accordance with the terms of the applicable plan, provided however, if you remain employed after March 31, 2005, any such amounts will not be paid until thirty days after your last day of employment with the Company,

(v) any stock options, restricted shares, or restricted stock units held by you shall become fully vested pursuant to Section 5.

As a condition to your receipt of the lump sum payment under this section, and of the Company’s obligation to make such payment, you agree to sign the Release attached hereto as Appendix B on or after the Date of Termination.

(c) Termination Other than for Cause, or for Death, Disability or Good Reason Prior to March 31, 2005. If prior to March 31, 2005 (i) you cease to be an employee of the Company on account of (A) the Company’s termination of your employment other than for Cause, (B) Disability or (C) your death, or (ii) you resign your employment with the Company after giving the Company notice of the occurrence of one or more events that constitute Good Reason within a reasonable period (but not more than 90 days after such occurrence) and the Company fails to correct such occurrence within a reasonable time (but not more than 60 days) and your resignation occurs within 10 days after the expiration of that cure period, then in addition to the amounts payable under Section 10.2(a), you shall receive the following on the payment dates set forth in Section 10.2(b), unless otherwise provided below:

(i) the lump sum amount payable under Section 10.2(b)(i) to be paid within 30 days of your Date of Termination,

(ii) any annual bonus owed for the calendar year paid on a pro rata basis based upon actual time worked,

(iii) any special bonus still owed under Section 4.3,

(iv) the deferred compensation amounts owed under Section 10.2(b)(iv), and

(v) any stock options, restricted shares or restricted stock units held by you shall become fully vested pursuant to Section 5.

As a condition to your receipt of the lump sum payment under this section, and of the Company’s obligation to make such payment, you agree to sign the Release attached hereto as Appendix B on or after the Date of Termination.

(d) Termination for Cause Prior to March 31, 2005. If you cease to be an employee prior to March 31, 2005, due to a termination by the Company for Cause, then in addition to the amounts payable under Section 10.2(a), you shall receive only the following:

(i) the Company shall pay you, in monthly payments over a period of twenty-four (24) months from the Date of Termination, a monthly amount equal to one twenty-fourth (1/24th) of the amount that is two (2) times your Average Salary and Bonus (as calculated under Section 10.2(g)),

(ii) you shall not be entitled to any 2004 or 2005 annual bonus, provided however, you shall be entitled to a 2004 annual bonus if your employment ceases under this section on or after December 31, 2004,

(iii) you shall not be entitled to any special bonus under Section 4.3 if you are terminated for Cause prior to April 6, 2004,

(iv) within 30 days after the Date of Termination, the Company shall pay you all amounts owed under the Executive Deferred Compensation Plan and any other deferred compensation program now or hereafter established by the Company, and

(v) any stock options, restricted shares or restricted stock units held by you shall become fully vested pursuant to Section 5.

As a condition to your receipt of the twenty-four (24) monthly payments under this Section 10.2(d), and of the Company’s obligation to make such payments, you agree to sign the Release attached hereto as Appendix B on or after the Date of Termination.

(e) Resignation Without Good Reason Prior to March 31, 2005. If you cease to be an employee prior to March 31, 2005, due to your resignation without Good Reason, then in addition to the amounts payable under Section 10.2(a), you shall receive only the following:

(i) the Company shall pay you, in monthly payments over a period of twenty-four (24) months from the Date of Termination, a monthly amount equal to one twenty-fourth (1/24th) of the amount that is two (2) times your Average Salary and Bonus (as calculated under Section 10.2(g)),

(ii) you shall not be entitled to any 2004 or 2005 annual bonus provided however, you shall be entitled to a 2004 annual bonus if your employment ceases under this section on or after December 31, 2004,

(iii) you shall not be entitled to any special bonus under Section 4.3 if you resign without Good Reason prior to April 6, 2004,

(iv) within 30 days after the Date of Termination, the Company shall pay you all amounts owed under the Executive Deferred Compensation Plan and any other deferred compensation program now or hereafter established by the Company, and

(v) there shall be no vesting as of that date or thereafter of any unvested stock options, restricted shares or restricted stock units.

As a condition to your receipt of the twenty-four (24) monthly payments under this Section 10.2(e), and of the Company’s obligation to make such payments, you agree to sign the Release attached hereto as Appendix B on or after the Date of Termination.

(f) Change of Control. In the event that a Change of Control of the Company occurs while you are employed by the Company pursuant to the terms of this Memorandum, and within 12 months after the occurrence of the Change of Control, your employment by the Company or the Company’s successor is terminated by the Company other than for Cause, or you resign for one or more events that constitute Good Reason, then you shall be entitled to receive from the Company or such successor, in lieu of, and not in addition to, the amounts otherwise payable to you pursuant to Section 10.2(b), (c), (d) or (e) hereof, the benefits provided below:

(i) the Company shall pay to you (A) your Base Salary, when due, through the Date of Termination at the rate in effect at the time the applicable Notice of Termination is given, (B) the unpaid portion, if any, of any annual bonus and special bonus which has been earned by you but which has not been paid as of the Date of Termination, (C) all other amounts to which you are entitled under any compensation plan of the Company at the time such payments are due, and (D) any unpaid salary with respect to any vacation days accrued but not taken as of the Date of Termination (based upon your rate of Base Salary in effect at the time the applicable Notice of Termination is given); and

(ii) all stock options or other equity awards held by you with respect to Catellus’ Common Stock shall become fully vested immediately upon the date your employment terminates; and

(iii) in lieu of any further salary payments to you for periods subsequent to the Date of Termination, the Company shall pay to you a lump sum payment in an amount which is equal to three (3) times your Average Salary and Bonus (as calculated under Section 10.2(g)); and

(iv) you shall receive the benefits of the Tax Protection Policy attached hereto as Appendix C, which is hereby incorporated by reference.

Any unpaid bonus and lump sum payment owed to you under this section (f) shall be paid no later than thirty (30) days after the Date of Termination.

(g) Average Salary and Bonus Calculation. If your employment with the Company ceases for any reason prior to December 31, 2003, you and the Company hereby agree that the Average Salary and Bonus shall be calculated based upon calendar years 2000, 2001 and 2002. If your employment ceases on or after December 31, 2003, the Average Salary and Bonus shall be calculated using calendar years 2001, 2002 and 2003, and calendar year 2004 shall not be used at any time for this calculation (even if your employment terminates after December 31, 2004.)

(h) Withholding; No Mitigation or Right to Set Off. All payments in this Section 10 are subject to applicable tax withholding requirements. You shall not be required to mitigate the amount of any payment provided for in Sections 10.2(b), (c), (d), (e) or (f) by seeking other employment or otherwise. The Company shall not be entitled to set off against the amounts payable to you under this Memorandum any amounts owed to the Company by you, any amounts earned by you in other employment after termination of your employment with the Company, or any amounts which might have been earned by you in other employment had you sought such other employment. Notwithstanding the payment provisions regarding deferred compensation, in the event of any conflict between this Section 10 and your election form, the election form shall control.

11. Severability/Non-Solicitation of Employees. In case any one or more provisions of this Memorandum shall be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions shall not be in any way affected or impaired. You agree that during the term of your employment and for one (1) year thereafter, you shall not solicit or attempt to solicit in any way any individual employed by the Company, or any of its subsidiaries or affiliates, to become an employee of any other employer or business, without the prior written approval of the Company’s Chairman of the Board.

12. Arbitration. To the fullest extent allowed by law, any controversy or claim arising out of or relating to your employment with the Company (or termination of your employment) shall be settled by binding and non-appealable arbitration in the city or region in which your office is located by an arbitrator. Possible disputes covered by the foregoing, include (but are not limited to) wage, contract, discrimination, or other employment-related claims under laws known as Title VII of the Civil Rights Act, California Fair Employment and Housing Act and comparable statutes in other states if applicable, Americans with Disabilities Act, Age Discrimination in Employment Act, and any other statutes relating to an employee’s relationship with his/her employer. However, claims for workers’ compensation benefits and unemployment insurance are not covered by this arbitration agreement and such claims may be presented by you to the appropriate court or state agency. You and the Company shall initially confer and attempt to reach agreement on the individual to be appointed as such arbitrator. If no agreement is reached, the parties shall request from the Judicial Arbitration and Mediation Services (“JAMS”) office in the city or region where your office is located, a list of five retired judges affiliated with JAMS. (If there is no JAMS office in the city or region where your office is located, then an organization which is comparable to JAMS would be utilized.) You and the Company shall each alternately strike names from such list until only one name remains and such person shall thereby be selected as the arbitrator. Except as otherwise provided for herein, such arbitration shall be conducted in conformity with the procedures specified in the California Arbitration Act (Cal. C.C.P. §§ 1280 et seq.) (or the statute applicable in the state in which your office is located). The arbitrator shall allow the discovery authorized by California Code of Civil

Procedure §1283.05 or any other discovery required by law in arbitration proceedings. Also, to the extent that anything in this Memorandum conflicts with any arbitration procedures required by applicable law, the arbitration procedures required by applicable law shall govern. The arbitrator shall issue a written award that sets forth the essential findings and conclusions on which the award is based. The arbitrator shall have the authority to award any relief authorized by law in connection with the asserted claims or disputes. The arbitrator’s award shall be subject to correction, confirmation, or vacation, as provided by any applicable law setting forth the standard of judicial review of arbitration awards. The Company will pay the arbitrator’s fee and any other type of expense or cost that the employee would not be required to bear if he or she were free to bring the dispute or claim in court, but exclusive of each party’s attorneys’ fees. The parties intend that this Section 12 shall be valid, binding, enforceable and irrevocable and shall survive the termination of this Memorandum. Any final decision of the arbitrator so chosen may be enforced by a court of competent jurisdiction. You are waiving your right to a jury trial and agree that the decision of the arbitrator shall be final and binding. If either party is determined by the arbitrator to be the prevailing party in the arbitration, then that party will be entitled to reimbursement from the other party of all the reasonable fees (including attorneys’ fees) and expenses incurred in connection with such arbitration.

13. Attorneys’/Advisors’ Fees. The Company will pay your attorneys’, accountants’, and/or financial or tax advisors’ fees, in connection with the preparation and negotiation of this Memorandum up to a maximum of $10,000.

14. Amendments. No amendments to this Memorandum may be made except by a writing signed by you and the Company.

15. Governing Law. This Memorandum shall be governed by the internal laws of the State of California.

CATELLUS OPERATING LIMITED PARTNERSHIP

By: /s/ Nelson C. Rising
Nelson C. Rising
Chairman of the Board and Chief Executive Officer

ACCEPTED AND AGREED:

By:/s/ Timothy J. Beaudin
Timothy J. Beaudin

Date signed: 12 – 30 ,2003

Appendix A

Definitions

For purposes of this Memorandum, the following definitions are set forth below:

(i) “Average Salary and Bonus” means (unless provided otherwise in the Memorandum of Understanding) the greater of (a) your annual Base Salary and annual bonus, including any amounts deferred by you under the Company’s Profit Sharing and Savings Plan, Cafeteria Plan, and Executive Deferred Compensation Plan and any other deferred compensation program now or hereafter established by the Company, earned by you for the three full calendar years prior to termination of your employment (regardless of whether all of such years occurred while this Memorandum was in effect and regardless of whether those earned amounts were paid out on a current basis or deferred) or such smaller number of full calendar years as you have been employed by the Company, divided by the number of such full calendar years, or (b) your annual Base Salary and annual bonus, including any amounts deferred by you under the Company’s Profit Sharing and Savings Plan, Cafeteria Plan, and Executive Deferred Compensation Plan and any other deferred compensation program now or hereafter established by the Company, earned by you for the three full calendar years with respect to which annual bonuses have been determined prior to the occurrence of the Change of Control (regardless of whether all of such years occurred while this Memorandum was in effect and regardless of whether those earned amounts were paid out on a current basis or deferred) or such smaller number of full calendar years as you have been employed by the Company, divided by the number of such full calendar years.

(ii) “Cause” means that the Company provides you with a Notice of Termination for either of the following reasons: (a) the willful and continued failure by you substantially to perform your material duties (other than any such failure resulting from your incapacity due to physical or mental illness) after written demand for substantial performance of such duties is delivered to you by the Board of Directors, which demand identifies the manner in which the Board of Directors believes that you have not substantially performed your duties and you have been given a reasonable period of time (but in no event more than 60 days) to correct your deficient performance; or (b) your engaging in egregious misconduct involving serious moral turpitude to such an extent that, in the reasonable judgment of the Board of Directors, such misconduct substantially impairs your ability to perform your duties with the Company. For purposes of clause (a) of this definition, no act, or failure to act, on your part shall be deemed “willful” unless done, or omitted to be done, by you without reasonable belief that your action or omission was in the best interest of the Company.

(iii) A “Change of Control” shall be deemed to have occurred upon the happening of any of the following events:

(a) the acquisition or holding by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) (an “Acquiror”) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 25% or more of the combined voting power of the then outstanding shares of Common Stock and other stock of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”), but excluding for this purpose any such acquisition (or holding) by (i) the Company or any corporation controlled by the Company; (ii) any employee benefit plan (or related trust) of the Company or any corporation controlled by the Company; (iii) any acquisition or ownership by an

Acquiror of 25% of the Outstanding Company Voting Securities as a result of an acquisition of common stock or voting securities by the Company which, by reducing the number of shares of the Company’s stock or voting securities outstanding, increases the proportionate number of shares beneficially owned by such Acquiror to 25% or more of the Outstanding Company Voting Securities; provided, however, that if an Acquiror shall become the beneficial owner of 25% or more of the Outstanding Company Voting Securities by reason of a share acquisition by the Company as described above and shall, after such share acquisition by the Company, become the beneficial owner of any additional shares of common stock or voting securities of the Company, then such acquisition shall constitute a Change of Control; or (iv) any corporation with respect to which, following such acquisition, more than 50% of, respectively, the then outstanding shares of Common Stock of such corporation and the combined voting power of the then outstanding voting securities of such corporation entitled to vote generally in the election of directors is then beneficially owned, directly or indirectly, by all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Company Voting Securities immediately prior to such acquisition in substantially the same proportion as their ownership, immediately prior to such acquisition, of the then Outstanding Company Voting Securities;

(b) individuals who, as of the date hereof, constitute the Board of Directors (the “Continuing Directors”) cease for any reason to constitute at least a majority of the Board, provided that any individual becoming a director subsequent to the date hereof whose election, or nomination for election by the stockholders of the Company, was approved by a vote of at least a majority of the persons then comprising the Continuing Directors shall be considered a Continuing Director, but excluding, for this purpose, any such individual whose initial election as a member of the Board is in connection with an actual or threatened “election contest” relating to the election of the directors of the Company (as such term is used in Rule 14a-11 of Regulation 14A promulgated under the Exchange Act); or

(c) consummation by the Company of (1) a reorganization, merger or consolidation of the Company, with respect to which in each case all or substantially all of the individuals and entities who were the respective beneficial owners of the Outstanding Company Voting Securities immediately prior to such reorganization, merger or consolidation do not, following such reorganization, merger or consolidation, beneficially own, directly and indirectly, more than 50% of, respectively, the then outstanding shares of Common Stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors of the corporation or other entity resulting from such reorganization, merger or consolidation, or (2) a complete liquidation or dissolution of the Company, or (3) the sale or other disposition of all or substantially all of the assets of the Company.

(iv) “Date of Termination” means the effective date specified in the Notice of Termination as of which your employment terminates or, in the event of termination of employment other than for Cause, the date as of which your employment is to terminate pursuant to the provisions of Section 10 of this Memorandum, provided however, the Date of Termination shall be no later than March 31, 2005.

(v) “Disability” means that (i) you have a physical or mental condition that renders you incapable, after reasonable accommodation, of performing your duties; (ii) such condition is reasonably determined by the Chairman of the Board to be of a long-term nature; and (iii) you are eligible for income replacement benefits under the Company’s long-term disability plan during such period of disability.

(vi) “Notice of Termination” means a notice of a proposed termination by the Company with a written explanation to you of the grounds for such proposed termination.

(vii) “Good Reason” exists if, without your express written consent, any of the following occurs:

(A) the Company reduces your Base Salary as in effect from time to time; or

(B) the Company’s failure to fulfill the Company’s obligations under this Memorandum; or

(C) the Company’s intentional failure, without your consent, to pay to you any portion of your salary, earned bonus, or other current compensation (if any), or to pay to you any portion of any installment of deferred compensation under any deferred compensation program within ten business days of the date such compensation is due; or

(D) (i) any requirement that you relocate your principal residence in a new location because of a Company requirement that you be based in that new location, or (ii) any requirement that you spend substantially more time traveling on Company business than you did in the year ending September 30, 2000, because of a Company requirement that you have a new place of business; or

(E) the Company does not allow you to devote reasonable time to activities other than those required under this Memorandum, including supervision of personal investments and activities involving professional, charitable, educational, political, religious and similar types of organizations, speaking engagements, memberships of boards of directors of other organizations and similar activities, provided that you shall not serve on the board of directors of any other business or hold any other position with any business without the consent of the Chairman of the Board; or

(F) the failure of any successor entity in a Change of Control to continue this Memorandum in effect and assume the Company’s obligations and responsibilities hereunder.

Appendix B

Waiver and Release

For full and valuable consideration, Timothy J. Beaudin (“Beaudin”) hereby agrees to the following waiver and release provision relating to Beaudin’s employment with Catellus Development Corporation and/or Catellus Operating Limited Partnership (“Catellus”):

Beaudin agrees to waive and release Catellus, and each of its affiliated or related entities, parent or subsidiary corporations, shareholders, directors, officers, employees, attorneys or agents, from all known and unknown claims, agreements or complaints of any nature whatsoever including, but not limited to, any claim arising out of Beaudin’s employment or its termination, any agreement between Beaudin and Catellus, or any federal, state or governmental statute, including, but not limited to, Title VII of the Civil Rights Act of 1964, the Employee Retirement Income Security Act, the Age Discrimination in Employment Act, the Americans With Disabilities Act, the Colorado Anti-Discrimination Act, and the California Fair Employment and Housing Act. This Waiver and Release does not waive or release any claim by Beaudin for unemployment benefits. This Waiver and Release includes a waiver of any rights Beaudin may have under Section 1542 of the California Civil Code, or any similar statute or law of any other state, regarding the waiver of unknown claims. Section 1542 states:

“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR.”

Dated: , 200
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Appendix C

Tax Protection Policy

This Appendix shall apply if it is determined that any payment, distribution or benefit provided (including, without limitation, the acceleration of any payment, distribution or benefit, the provision of any severance pay or benefits and the acceleration of exercisability of any stock option) to you or for your benefit (whether paid or payable or distributed or distributable) pursuant to the terms of this Memorandum or otherwise pursuant to or by reason of any other agreement, policy, plan, program or arrangement, including without limitation any stock option, stock appreciation right or similar right, or the lapse or termination of any restriction on or the vesting or exercisability of any of the foregoing (the “Payments”) would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended (the “Code”), by reason of being “contingent on a change in the ownership or control” of Catellus, within the meaning of Section 280G of the Code or to any similar tax imposed by state or local law, or any interest or penalties with respect to such excise tax (such tax or taxes, together with any such interest or penalties, are collectively referred to as the “Excise Tax”). If the Payments are subject to the Excise Tax and it is determined that the Parachute Value of the Payments (as defined below) exceeds 110% of the Safe Harbor Amount (as defined below), you shall be entitled to receive from the Company an additional payment (the “Gross-Up Payment”) in an amount such that the net amount of the Payments and the Gross-Up Payment retained by you after the calculation and deduction of all Excise Taxes (including any interest or penalties imposed with respect to such taxes) on those Payments and all federal, state and local income tax, employment tax and Excise Tax (including any interest or penalties imposed with respect to such taxes) on the Gross-Up Payment provided for in this Appendix C, and taking into account any lost or reduced tax deductions you may incur on account of the Gross-Up Payment, shall be equal to the Payments. If it shall be determined that the Parachute Value of the Payments does not exceed 110% of the Safe Harbor Amount, then no Gross-Up Payment shall be made to you, and the amount of the Payments otherwise due you shall be reduced to the extent necessary to assure that the Parachute Value of the Payments as calculated for the Payments remaining after such reduction does not exceed the greater of (i) the Safe Harbor Amount or (ii) the amount which yields you the greatest after-tax amount of Payments after taking into account any Excise Tax you must pay with respect to those Payments. To the extent any such reduction to your Payments becomes necessary by reason of the preceding sentence, the reduction shall be applied against the portion of your Payments based upon your Average Salary and Bonus. For the purposes of this Appendix C, (a) ”Parachute Value of the Payments” shall mean the present value as of the date of the Change of Control for purposes of Section 280G of the Code of the portion of such Payments that constitutes a “parachute payment” under Section 280G(b)(2), as determined by the Accountants (as defined below) for purposes of determining whether and to what extent the Excise Tax will apply to such Payments, and (b) ”Safe Harbor Amount” shall mean the maximum Parachute Value of the Payments that you can receive without any Payments being subject to the Excise Tax.

(i) All determinations required to be made under this Appendix C, including whether and when the Gross-Up Payment is required and the amount of such Gross-Up Payment, and the assumptions to be utilized in arriving at such determinations shall be made by the Accountants (as defined below) which shall provide you and the Company with detailed supporting calculations with respect to such Gross-Up Payment within fifteen (15) business days of the receipt of notice from you or the Company and that you have received or shall receive a Payment. For purposes of making the determinations and calculations required herein, the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Section 280G and 4999 of the Code, including (without limitation) the Proposed Treasury Regulations under Section 280G of the Code, provided that the Accountants’ determinations must be made on the basis of “substantial authority” (within the meaning of Section 6662 of the Code). For the purposes of this Appendix C, the “Accountants” shall mean the Company’s independent certified public accountants serving immediately prior to the Change of Control. In the event that the Accountants are also serving as accountant or auditor for the individual, entity or group effecting the Change of Control, you may appoint another nationally recognized public accounting firm to make the determinations required hereunder (which accounting firm shall then be referred to as the Accountants hereunder). All fees and expenses of the Accountants shall be borne solely by the Company.

(ii) For the purposes of determining whether any of the Payments shall be subject to the Excise Tax and the amount of such Excise Tax, such Payments shall be treated as “parachute payments” within the meaning of Section 280G of the Code, and all “parachute payments” in excess of the “base amount” (as defined under Section 280G(b)(3) of the Code) shall be treated as subject to the Excise Tax, unless and except to the extent that in the opinion of the Accountants such Payments (in whole or in part) either do not constitute “parachute payments” or represent reasonable compensation for services actually rendered (within the meaning of Section 280G(b)(4) of the Code) in excess of the “base amount,” or such “parachute payments” are otherwise not subject to such Excise Tax. For purposes of determining the amount of the Gross-Up Payment, you shall be deemed to pay federal income taxes at the highest applicable marginal rate of federal income taxation for the calendar year in which the Gross-Up Payment is to be made and to pay any applicable state and local income taxes at the highest applicable marginal rate of taxation for the calendar year in which the Gross-Up Payment is to be made, net of the actual reduction in federal income taxes which is reasonably expected to result from the deduction of such state and local taxes if paid in such year (determined, however, with regard to limitations on deductions based upon the amount of your adjusted gross income). To the extent practicable, any Gross-Up Payment with respect to any Payment shall be paid by the Company at the time you are entitled to receive the Payment and in no event shall any Gross-Up Payment be paid later than five days after your receipt of the Accountant’s determination. Any determination by the Accountants shall be binding upon the Company and you.

(iii) As a result of uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Accountants hereunder, it is possible that the Gross-Up Payment made shall have been an amount less than the Company should have paid pursuant to this Appendix C (the “Underpayment”). Unless the Company elects to exhaust its remedies under clause (v) below with respect to the additional Excise Tax on your Payments, the Underpayment shall be promptly paid by the Company to or for your benefit at the time you are required to pay the additional Excise Tax resulting in such Underpayment.

(iv) You and the Company shall each provide the Accountants access to and copies of any books, records and documents in the Company’s or your possession, as the case may be, reasonably requested by the Accountants, and otherwise cooperate with the Accountants in connection with the preparation and issuance of the determination contemplated by this Appendix C.

(v) You shall notify the Company in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by the Company of the Gross-Up Payment. Such notification shall be given as soon as practicable after you are informed in writing of such claim and shall apprise the Company of the nature of such claim and the date on which such claim is requested to be paid. You shall not pay such claim prior to the expiration of the 30-day period following the date on which you give such notice to the Company (or such shorter period ending on the date that any payment of taxes, interest and/or penalties with respect to such claim is due). If the Company were to notify you in writing prior to the expiration of such period that it desires to contest such claim, you shall:

(A) give the Company any information reasonably requested by the Company relating to such claim;

(B) take such action in connection with contesting such claim as the Company shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by the Company and reasonably satisfactory to you;

(C) cooperate with the Company in good faith in order to effectively contest such claim; and

(D) permit the Company to participate in any proceedings relating to such claim; provided, however, that the Company shall bear and pay directly all additional Excise Taxes imposed upon you and all costs, legal fees and other expenses (including additional interest and penalties) incurred in connection with such contest and shall indemnify you for and hold you harmless from, on an after-tax basis, any additional Excise Tax (including interest and penalties with respect thereto) imposed upon you and any Excise Tax or income or employment tax (including interest and penalties with respect thereto) attributable to the Company’s payment of that additional Excise Tax on your behalf or imposed as a result of such representation and payment of all related costs, legal fees and expenses. The amounts owed to you by reason of the foregoing shall be paid to you or for your benefit as they become due and payable. Without limiting the foregoing provisions of this paragraph, the Company shall control all proceedings taken in connection with such contest and, at its sole option, may pursue or forego any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim and may, at the Company’s sole option, either direct you to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and you agree to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, the Company shall determine; provided, however, that if the Company were to direct you to pay such claim and sue for a refund, the Company shall advance the amount of such payment to you, on an interest-free basis, and shall indemnify you for and hold you harmless from, on an after-tax basis, any Excise Tax or income tax (including interest or penalties with respect thereto) imposed with respect to such advance or with respect to any imputed income with respect to such advance (including as a result of any forgiveness by the Company of such advance); provided, further, that any extension of the statute of limitations relating to the payment of taxes for your taxable year with respect to which such contested amount is claimed to be due is attributable in whole or in part to such contested amount. Furthermore, the Company’s control of the contest shall be limited to issues with respect to which a Gross-Up Payment would be payable hereunder and you shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.